STOCK PURCHASE AGREEMENT

by and between

NATIONAL INVESTMENT MANAGERS INC.,

and

NETWORK 1 FINANCIAL GROUP, INC.

Dated as of February 8, 2010

Stock Purchase Agreement

Stock Purchase Agreement

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(continued)

Stock Purchase Agreement

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(continued)

Stock Purchase Agreement

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LIST OF EXHIBITS

Exhibits

Exhibit A                      Form of Release

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 8, 2010 (this “Agreement”), is by and between National Investment Managers Inc., a Florida corporation with its headquarters at 485 Metro Place South, Ste. 275, Dublin, Ohio 43017 (the “Seller”) Network 1 Financial Group, Inc., a Texas corporation with its headquarters at 2 Bridge Avenue, 4 Floor, Red Bank, NJ 07701 (the “Purchaser”) regarding Complete Investment Management, Inc. of Philadelphia (the “Company”).  The Purchaser and the Seller are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party”.

BACKGROUND

A.           The Seller is the registered and beneficial owner of all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B.           The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the Shares, subject to the terms and conditions contemplated by this Agreement.

C.           The respective Boards of Directors of the Purchaser and the Seller have each determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and shareholders and accordingly have approved such transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

I.  DEFINITIONS

“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.

“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise.  The term “Affiliate” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.

“Agreement” has the meaning set forth in the Preamble.

Stock Purchase Agreement

“Ancillary Agreements” means each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Cash Proceeds” has the meaning set forth in Section 2.3(a).

“Cash Purchase Price” has the meaning set forth in Section 2.3(a).

 “Claims” has the meaning set forth in Section 10.2(b).

“Claims Notice” has the meaning set forth in Section 10.2(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company’s Knowledge” means the knowledge obtained or obtainable after due inquiry by either Seller or any officer or director of the Company.

“Company’s Revenue” means the Revenue (as defined herein) of the Company.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Contracts” means all written and oral contracts, agreements (including, without limitation, employment agreements and non-competition agreements), leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, orders and proposals.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Conversion Transaction” means a merger, consolidation, recapitalization or other transaction to which the Purchaser is a party that results in the Purchaser Shares being converted into the right to receive cash or other securities.

 “Employee Plan” and “Employee Plans” have the meaning set forth in Section 5.10(a).

Stock Purchase Agreement

 “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, or indoor air, including, without limitation, any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” shall mean any condition of the Environment with respect to the Real Property, with respect to any property previously owned, leased or operated by the Company to the extent such condition of the Environment existed at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company has been handled, treated, stored or disposed of, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or Threat of Release, damage, loss, cost, expense, claim, demand, order or liability.

“Environmental Law” shall mean any Law relating to health or safety or protection of the Environment, Releases of Hazardous Materials or injury to persons relating to exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

 “Expiration Date” has the meaning set forth in Section 10.3(a).

 “Financial Statements” has the meaning set forth in Section 5.16(a).

 “Foreign Plan” has the meaning set forth in Section 5.10(j).

“GAAP” means accounting principles generally accepted in the United States of America as in effect on the Closing Date.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1.

“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or otherwise supporting in whole or in part the payment of any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligations of the payment of such Indebtedness or to protect such obligee against loss in respect of such Indebtedness (in whole or in part).  The term “Guarantee” used as a verb has a correlative meaning.

Stock Purchase Agreement

“Hazardous Material” shall mean any pollutant, toxic substance including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum-containing materials, infectious or medical wastes, radiation and radioactive materials, leaded paints, toxic mold and other harmful biological agents, and polychlorinated biphenyls as defined in, the subject of, or which could give rise to liability under any Environmental Law.

 “Indebtedness” of any Person means:  either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation in accordance with GAAP, (v) for all or any part of the deferred purchase price of property or services (including, without limitation, accounts and trade payables (whether or not invoiced)), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for income Taxes payable (other than VAT taxes incurred in the Ordinary Course of Business), (viii) for any deferred compensation or accrued incentive compensation, or (ix) for any severance payable to individuals or organizations; or (b) any liability of others described in the preceding clause (a) that such Person has Guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person.  For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) all “cut” but uncashed checks issued by the Company that are outstanding as of the Closing Date, (C) cash, book or bank account overdrafts and (D) any and all amounts owed by the Company to any of its Affiliates, including, without limitation, any of the Seller.

“Indemnified Party” has the meaning set forth in Section 10.2(a).

“Indemnifying Party” has the meaning set forth in Section 10.2(a).

“Independent Arbitrator” has the meaning set forth in Section 2.5(a).

 “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

Stock Purchase Agreement

“Intellectual Property” means all of the following that is used in the business of the Company, along with all income, royalties, damages and payments due or payable on the Closing Date or thereafter, including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world:  (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, Internet domain names, trade names and corporate names together with all goodwill associated therewith, including, without limitation, the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; (c) copyrights and copyrightable works; (d) all registrations, applications and renewals for any of the foregoing; (e) trade secrets and confidential business information (including, without limitation, ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); (f) computer software and websites (including, without limitation, source code and object code and any data and related documentation); (g) other intellectual property rights; and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 5.14.

“Investment” means any equity interest, directly or indirectly, in any Person.

“IRCA” has the meaning set forth in Section 5.9(d).

“IRS” means the Internal Revenue Service.

 “Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority as well as foreign collective bargaining agreements and regulations of the employers’ liability insurance association.

“Leased Real Property” has the meaning set forth in Section 5.4(b).

“Liability Claim” has the meaning set forth in Section 10.2(a).

“Liens” has the meaning set forth in Section 2.1.

“Litigation Conditions” has the meaning set forth in Section 10.2(b).

“Loss” and “Losses” have the meaning set forth in Section 10.1(a).

“Measurement Period” has the meaning set forth in Section 2.5(a).

 “Non-Solicitation Period” means the 1-year period immediately following the Closing Date.

“Note” had the meaning set forth in Section 2.3(a).

 “Objections Statement” has the meaning set forth in Section 2.5(a).

 “Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

Stock Purchase Agreement

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permits” means any license, permit, authorization, certificate of authority, accreditation, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Exceptions” means (a) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date and (b) those matters that are set forth on Schedule 1.1(b).

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.

 “Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser’s Advisors” has the meaning set forth in Section 8.1(a).

 “Purchaser Indemnified Party” has the meaning set forth in Section 10.1(a).

“Purchaser Shares” has the meaning set forth in Section 2.3(a).

“Real Property” means any and all real property and interests in real property of the Company, including the Leased Real Property, any real property leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way and any other real property otherwise owned, occupied or used by the Company.

“Real Property Leases” has the meaning set forth in Section 5.4(b).

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a Person to a Hazardous Material.

“Returns” means all returns, declarations, statements, reports, claims for refund, information returns and forms relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Revenue” means gross revenue of the Company, including but not limited to the income stream generated by: (i) commissions, including trail commissions from securities transactions executed by the individuals listed in Exhibit    ; and (ii) advisory fees from assets under management and any other advisory service or services rendered by individuals listed in Exhibit     .

Stock Purchase Agreement

 “Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Party” has the meaning set forth in Section 10.1(b).

“Seller” has the meaning set forth in the Preamble.

 “Shares” has the meaning set forth in Background Paragraph A.

“Special Representations” means the representations and warranties listed in clauses (i), (ii) and (iii) of Section 10.3(a).

“Statement of Operations” has the meaning set forth in Section 2.5(a).

 “Subsidiary” or “Subsidiaries” means any Person of which at least 20% of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned by the Company, by one or more directly or indirectly wholly or partially owned subsidiaries of the Company or by the Company and one or more such subsidiaries, whether or not at the time the shares of any other class or classes or other equity interests of such Person shall have or might have voting power by reason of the happening of any contingency.

“Tangible Personal Property” has the meaning set forth in Section 5.4(c).

“Target Revenue” means the 2009 Revenue (as defined herein) of the Company.

“Tax” means any (a) foreign, United States federal, state, or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Taxing Authority, whether disputed or not, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability for the payment of any amounts of any of the foregoing types as a result of being a party to any agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Matter” means any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Company.

“Tax Period” means any Tax period ending on or before January 1, 2010.

Stock Purchase Agreement

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.2(b).

“Threat of Release” shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage or injury to health, safety or the Environment that might result from such Release.

“Transfer Taxes” has the meaning set forth in Section 7.2.

II.  PURCHASE AND SALE

2.1.         Purchase and Sale of the Shares.  At the Closing, the Purchaser shall purchase (or cause to be purchased) from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”).

2.2.         Retained Assets.  The Parties agree that the Company shall have the right, at or prior to the Closing, to distribute all of the cash of the Company, without adjustment to the Purchase Price.

2.3.         Purchase Price.

(a)           In full consideration for the transfer of the Shares, at the Closing, the Purchaser shall pay (or cause to be paid) to the Seller an aggregate amount equal to $1,950,000 (or such lesser amount resulting from deductions, if any, pursuant to this Section 2.3(a)) consisting of:  (i) $1,400,000 in cash (the “Cash Proceeds”) minus any and all outstanding Indebtedness of the Company as of the Closing Date,  which is referred to herein as the “Cash Purchase Price”; and (ii) $550,000 payable under a promissory note, substantially in the form attached hereto as Exhibit A (a “Note”) (the Note together with the Cash Purchase Price, the “Purchase Price”)

(b)           At the Closing, the Purchaser shall pay (or cause to be paid) (i) to the Persons entitled thereto, all of the Indebtedness of the Company to the extent it is to be repaid in connection therewith as determined by the Purchaser.

2.4.         Payment of the Purchase Price.  On the Closing Date, the Purchaser shall (a) pay to the Seller the Cash Purchase Price by bank wire transfer of immediately available funds to the account(s) listed on Schedule 2.4, and (b) deliver to the Seller the Note.

Stock Purchase Agreement

2.5.         Adjustments to the Notes.

(a)           Statement of Operations Calculation.  Within 45 days after the period beginning on the Closing Date and ending on the last day of the month 12 months thereafter (the ”Measurement Period”), the Purchaser shall cause to be prepared and delivered to the Seller a statement of operations of the Company (the “Statement of Operations”) for the Measurement Period, determined in accordance with GAAP.  The Statement of Operations shall include a (A) calculation of the Company’s revenue for the Measurement Period (“Company’s Revenue”), and (B) written determination of whether the Company achieved the Target Revenue for the Measurement Period.  If the Seller has any objections to the Statement of Operations for the Measurement Period, the Seller shall deliver to the Purchaser a statement setting forth its objections thereto, including supporting calculations and documentation (an “Objections Statement”).  If an Objections Statement is not delivered to the Purchaser within 30 days after delivery of the Statement of Operations for such Measurement Period, the Statement of Operations shall be final, binding and non-appealable by the Parties.  The Seller, on the one hand, and the Purchaser, on the other hand, shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of an Objections Statement, then the Seller and the Purchaser shall submit such dispute for resolution to an independent accounting firm (the “Independent Arbitrator”) mutually appointed by the Seller, on the one hand, and the Purchaser, on the other hand.  If the Seller, on the one hand, and the Purchaser, on the other hand, cannot agree on the identity of the Independent Arbitrator, then they shall select the Independent Arbitrator from a list of regional accounting firms that maintain offices in the New York City, New York; provided, however, no firm selected shall have (or have had) a material relationship with the Seller, the Purchaser or their respective Affiliates.  If either the Seller, on the one hand, or the Purchaser, on the other hand, fail to cooperate in selecting the Independent Arbitrator, the cooperating Party may apply to the American Arbitration Association office located in Columbus, Ohio, which office shall have the power to designate the Independent Arbitrator.  The Seller and the Purchaser shall use their commercially reasonably efforts to cause the Independent Arbitrator to resolve all disagreements as soon as practicable.  The resolution of the dispute by the Independent Arbitrator, or any written agreement of the Seller and the Purchaser as to the resolution of such dispute, shall be final and binding on, and non-appealable by, the Parties.  The costs and expenses of the Independent Arbitrator shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  For example, if the Seller claims Company’s Revenue for the Measurement Period is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Seller, and if the Independent Arbitrator ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Purchaser and 40% (i.e., 200 ÷ 500) to the Seller.

(b)Adjustments.  If the Company’s Revenue as finally determined pursuant to Section 2.5(a) (“Final Revenue”) for the Measurement Period is less than Ninety percent (95%) of the Target Revenue for the Measurement Period, then the principal amount of the Note shall decrease pro rata in an amount equal to the difference of (i) Target Revenue minus (ii) Final Revenue, for the Measurement Period (the “Revenue Shortfall”).  However, the adjustment to the Purchase Price is limited to the amount of the face value of the Note.  For the avoidance of doubt, the Revenue Shortfall is capped at the face value of the Note.

Stock Purchase Agreement

(c)           Access.  After delivery of the Statement of Operations, and solely in connection therewith, the Purchaser shall permit the Seller and their representatives to have reasonable access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Statement of Operations, and shall provide the Seller with copies thereof as reasonably requested by the Seller.  The Seller and their representatives may make inquiries of the Purchaser and the Company and their respective employees, accountants and representatives regarding the Statement of Operations arising in the course of their review thereof, and the Purchaser shall use, and shall cause the Company to use, their commercially reasonable efforts to cause any such employees, accountants and representatives to cooperate with and respond to such inquiries.

2.6         Certain Commission Payments. Commission payments due and payable to the Company attributable to sale transactions consummated prior to the Closing Date but collected by the Company after the Closing Date shall be paid to the Seller by the Company when collection is made by the Company in accordance with the Company’s past practice.

III.           CLOSING, DELIVERIES AND OTHER ACTIONS

3.1.         Time and Place of Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date but subject to the satisfaction or waiver of those conditions) set forth in Article IX, or in such other manner and such other time as the Purchaser and the Seller shall agree in writing.  The proposed Closing Date is February 26, 2010, however, the date on which the Closing actually occurs is referred to herein as the “Closing Date”.

3.2.         Deliveries by the Seller.  At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following items:

(a)           (i) stock certificates representing all of the Shares with duly executed stock powers attached in proper form for transfer to the Purchaser and (ii) any other documents that are necessary to transfer to the Purchaser good and valid title to the Shares free and clear of any Liens, with any necessary transfer tax stamps affixed or accompanied by evidence that all stock transfer taxes have been paid;

(b)           a receipt, duly executed by the Seller, evidencing receipt by the Seller of the Purchase Price;

(c)           release, in the form of Exhibit D, duly executed by the Seller;

(d)           copies of the Certificate of Incorporation (or equivalent document) of the Company, certified by the secretary of state of its jurisdiction of incorporation, and copies of the Bylaws (or equivalent document) of the Company, certified by an officer of the Company;

(e)           the original corporate record books and stock record books of the Company, and all books and records (including data stored on discs, tapes or other media) related to the Company’s business, including, to the extent available, all current and historical financial, accounting and Tax records);

(f)           all of the Consents listed on Schedules 4.4 and 5.4(b);

Stock Purchase Agreement

(g)           certificates of the Seller required pursuant to Sections 9.1(c) and (f);

(h)           a certificate of the Seller, dated as of the Closing Date, setting forth in sufficient detail (i) all Indebtedness of the Company (other than accounts and trade payables not yet invoiced as of the Closing Date, which accounts and trade payables shall remain a liability of the Seller, as of the Closing Date;

(i)            a certificate of the Seller, dated as of the Closing Date, certifying in sufficient detail the Revenue of the Company for the 12 months ending on the last day of the month immediately preceding the Closing Date, which Revenue must equal or exceed $_________;

(j)            written resignations of each director and officer of the Company; and

(k)           such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.

3.3.         Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller (unless otherwise indicated herein) the following items:

(a)           the Purchase Price payable as set forth in Section 2.5.

(b)           a certificate of the Purchaser required pursuant to Sections 9.2(c); and

(c)           such other documents and instruments as the Seller reasonably request to consummate the transactions contemplated hereby.

IV.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby severally represents and warrants to the Purchaser as follows:

4.1.         Existence and Good Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions in which the Company is required to be so qualified.

4.2.         Authority, Validity and Effect.  The Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and any Ancillary Agreement to which such Seller is a party and to consummate the transactions contemplated herein and therein.  This Agreement and such Ancillary Agreements have been duly executed and delivered the Seller pursuant to all necessary authorization and are the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).  No further action on the part of Seller is or will be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Stock Purchase Agreement

4.3.         Title to Shares.  The Seller (a) is the record and beneficial owners of the Shares as set forth on Schedule 5.3, (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Shares to the Purchaser, and (c) has good and valid title to the Shares free and clear of all Liens.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the Closing, the Purchaser will acquire good and valid title to the Shares as of the Closing Date, free and clear of all Liens, other than Liens created by the Purchaser.

4.4.         No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with the Certificate of Incorporation (or equivalent document) or the Bylaws (or equivalent document) of the Company, or any Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage, or Contract or oral understanding to which the Company, or Seller is a party or by which any of its assets or properties are bound, (c)  result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Shares or any of the assets or properties of the Company or any Seller, or (d) invalidate or adversely affect any Permit required for the conduct of the businesses of the Company, including, without limitation, any business license.

4.5.         Consents.  Except as set forth on Schedule 4.4, no Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

4.6.         Litigation.  There is no Order and no Action pending, or to the Company’s Knowledge, threatened against any Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms of this Agreement.

4.7.         Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.

V.  REPRESENTATION AND WARRANTIES RELATING TO THE COMPANY

Seller hereby, jointly and severally, represents and warrants to the Purchaser as follows:

5.1.         Existence and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions in which the Company is required to be so qualified.

5.2.         Power.  The Company has the necessary power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased and (b) carry on its business as currently conducted.

Stock Purchase Agreement

5.3          Capitalization of the Company.  The authorized capital stock of the Company consists of 2,000 shares of common stock, par value $10.00 per share, of which 1,000 shares are issued and outstanding, free and clear of all Liens.  All such issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable.  None of the Shares were issued or will be transferred under this Agreement in violation of any preemptive or preferential rights of any Person. There are no options, warrants, calls, subscriptions, conversions or other similar rights, agreements or commitments to acquire from either Company or the Shareholders any shares of capital stock or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of either Company; none of the Shares are subject to any restrictions on transfer thereof; and each Shareholder has the full power and authority to convey, and will convey to Purchaser at Closing, good and marketable title to such Shareholder’s  Shares, free and clear of all Liens.

5.4.             Property.

(a)     Real Property.  The Company does not own any real property.  The Company has one office lease.

(i)     Fixed Assets; Personal Property Leases.  Schedule 5.4 of the Disclosure Statement contains a true, complete and correct list and brief description of the fixed assets of the Company including equipment, computers, furniture, leasehold improvements, vehicles and other items of personal property owned, used or leased by the Company and all interests therein which are part of the Company’s assets (“Fixed Assets”).  The Company has good, valid and marketable title to its Fixed Assets, free and clear of any and all Liens, except for those Liens set forth on Schedule (i)(i) of the Disclosure Statement. All of the Fixed Assets are in good operating condition, state of maintenance and repair and working order, subject to normal wear and tear.

(b)       Schedule (a)(i)(b) of the Disclosure Statement sets forth a list (including, without limitation, all amendments) of all leases relating to personal property (the “Personal Property Leases”), including, without limitation, the dates of the Personal Property Leases, the personal property leased thereunder, the name of the lessees and lessors, the commencement date and expiration date of such Personal Property Leases, the annual rent payable by the lessee under such Personal Property Leases, the security deposited with the lessor or sublessor under any such Personal Property Lease and the amount of the purchase option under any such Personal Property Lease.  Attached to Schedule (a)(i)(b) of the Disclosure Statement are true, correct and complete copies of the Personal Property Leases.  The Personal Property Leases are in full force and effect and to the best knowledge of the Shareholders are enforceable in accordance with their respective terms with respect to the counterparties thereto.  Except as set forth in Schedule (a)(i)(b) of the Disclosure Statement, the Personal Property Leases have not been amended or modified.  The Company has not assigned, pledged or otherwise transferred, or subjected, by consent or sufferance, to any Lien, any of its rights under any Personal Property Lease and the Company has not granted any rights to sublet any Personal Property Lease.  The Company is in possession of all the personal property that is subject to the Personal Property Leases.  No event has occurred or failed to occur which (with the giving of notice or the passage of time or both) would constitute a default under any Personal Property Lease, and to the knowledge of the Shareholders no such default is threatened.  No lessor or lessee under any Personal Property Lease has notified the Company or the Shareholders of the exercise of any option or right to:  (i) cancel or terminate such Personal Property Lease or shorten the term thereof; (ii) lease additional personal property; or reduce or relocate the personal property leased under such Personal Property Lease; (iii) purchase any personal property subject to a Personal Property Lease; or (iv) renew or extend such Personal Property Lease.  The Company’s equipment and other personal property (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

Stock Purchase Agreement

5.5.         Litigation.  Except as set forth on Schedule 5.5, there are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations (collectively, the "Litigation") pending or, to the knowledge of the Seller, threatened against the Company before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and no basis exists for any such action.  The Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.  Neither the Seller nor the Company is engaged in, a party to or, to the knowledge of the Seller, threatened with any suit, action or legal, administrative, arbitration or other proceeding or governmental investigation which, if adversely determined, would adversely affect or impede the validity of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby.

5.6.         Compliance with Laws.  The Company is now, and has been at all times during the previous five years, in compliance with all Laws and Orders, including, without limitation, those respecting (a) investment advisory services, (b) labor relations or employment matters and related foreign social security laws, (c) zoning, (d) delivery practices and procedures, and (e) intellectual property.  To the Company’s Knowledge, no proposed Law or Order exists that would be applicable to the Company and that would materially adversely affect any assets, properties, liabilities, operations or prospects of the Company.  Neither the Company nor the Seller has received any notification or communication from any Governmental Authority threatening to revoke any Permit owned or held by the Company.

5.7.         Necessary Property.  The assets and properties currently owned, leased or licensed by the Company, constitute all of the assets and properties used in or necessary to conduct the business of the Company as it is currently conducted and proposed to be conducted.

5.8.         Conduct of Business.  Since November 12, 2009, the business and operations of the Company have been conducted in the Ordinary Course of Business and there has not been any materially adverse change in the operation of the business or the performance or financial condition of the Company.

Stock Purchase Agreement

5.9.         Labor Matters.

(a)           Union and Employee Contracts.  (i) The Company is not a party to or bound by any union contract, collective bargaining agreement or other similar type of contract; (ii) the Company has not agreed to recognize any union or other collective bargaining representative; and (iii) no union or collective bargaining representative has been certified as representing any employees of the Company and no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any employees of the Company.  Neither the Company nor any of its predecessors has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past five years and to the Company’s Knowledge there are no facts or circumstances that might lead to any such labor dispute.

(b)           List of Employees, Etc.  Schedule 5.9(b) sets forth a list of all officers, directors, employees (which term shall include any managing director), consultants and independent contractors of the Company, the rate of all regular and special compensation payable to each such Person in any and all capacities and any regular or special compensation that will be payable to each such Person in any and all capacities other than the then current accrual of regular payroll compensation, and any potentially existing change-in-control clause.  Except as set forth on Schedule 5.9(b), the Company does not employ any employee who cannot be dismissed immediately, whether currently or immediately after the transactions contemplated by this Agreement and the Ancillary Agreements, without notice or cause and without further liability to the Company.  To the Company’s Knowledge, no employee of the Company intends to terminate his or her employment relationship with the Company.

(c)           WARN Act.  With respect to the employees of the Company, during the last twelve months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Law.

(d)           IRCA.  To the Company’s Knowledge, all current employees of the Company who work in the United States are, and all former employees of the Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the previous three years, were legally authorized to work in the United States.  The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all employees.  Further, at all times, the Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e)           Unemployment, Social Security and Other Benefits.  The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistently with past practice).  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.

(f)           Manuals, Handbooks, Policies, Etc.  True and complete copies have been made available to the Purchaser of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of the Company.

Stock Purchase Agreement

(g)           Compliance and Investigations.  The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Neither the Company nor any of its executive officers has received within the past five years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(h)           Effect of Execution and Delivery.  None of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(i)           Effect of Other Agreements.  To the Company’s Knowledge, no current employee or current officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such employee, officer or director and any other Person that in any way materially and adversely affects (i) the performance of his or her duties as an employee, officer or director of the Company or (ii) the ability of the Company to conduct the business now being conducted by it.

5.10.       Employee Benefit Plans.

(a)           Schedule 5.10(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) all other severance pay, salary continuation, bonus, incentive, stock option, enhanced redundancy or other severance schemes, share incentive schemes, share option schemes, bonus or profit sharing schemes, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company that are sponsored or maintained by the Company or any member of the Controlled Group or with respect to which the Company or any member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans”, respectively).  The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b)           True and complete copies of the following materials have been delivered or made available to the Purchaser:  (i) all current and prior plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the IRS with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to the Employee Plans, (iv) all current and prior trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan, and (v) any other documents, forms or other instruments relating to any Employee Plan reasonably requested by the Purchaser.

Stock Purchase Agreement

(c)           Each Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company.  All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.  There is no pending or threatened assessment, Action, complaint, proceeding, or investigation of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor is there any basis for one.  The Company has reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other Person.

(d)           Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created under any Employee Plan has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e)           With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(f)           All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.  With respect to any insurance policy providing funding for benefits under any Employee Plan, (A) there is no liability of the Company, in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company’s Knowledge, no such proceedings with respect to any insurer are imminent.

Stock Purchase Agreement

(g)           No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(h)           The execution and performance of this Agreement and the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.  No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(i)           All Employee Plans subject to Section 409A of the Code comply in both form and operation with Section 409A of the Code and the rules and regulations thereunder.

(j)           The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States.  The Company does not currently maintain, contribute to or is not otherwise obligated under, nor in the past has it maintained, contributed to or was otherwise obligated under, any Foreign Plans.

5.11.       Environmental.  Except as set forth on Schedule 5.11, the Company is presently and has been at all times in material compliance with all Environmental Laws applicable to the Real Property, formerly owned, leased or operated locations, or its business, and there exists no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could be the basis for any liability of any kind pursuant to any Environmental Law.

5.12.       Contracts.  Schedule 5.12 sets forth all of the Contracts, including, without limitation, any contract, agreement, lease, instrument, guarantee, bid, order or proposal to which the Company is a party or to which any of the assets of the Company are bound, (a) governing the borrowing of money or the Guarantee or the repayment of Indebtedness of the Company or granting of Liens on any property or asset of the Company (including any such contract under which the Company has incurred any Indebtedness); (b) providing for the employment of any Person; (c) containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market; (d) for the use of or restricting the use of the Intellectual Property; (e) with any shareholders, directors, officers, employees of the Company or its respective Affiliates or Affiliates of any Seller; (f) providing for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, equipment or services (including, without limitation, computer hardware or software or other property or services) in excess of $10,000; (g) granting to any Person a first refusal, first offer or similar preferential right to purchase or acquire any right, asset or property of the Company; (h) pertaining to the lease of equipment or other personal property; (i) providing for any offset, countertrade or barter arrangement; (j) involving a distributor, sales representative, broker, franchise or advertising arrangement; (k) involving a joint venture; (l) involving management services, consulting services, support services or any other similar services, including, without limitation, service agreements under which the Company is required to provide services to insurers, self insured employees or any governmental or private health plan, managed care plan or other similar Person; (m) involving the acquisition of any business enterprise whether via stock or asset purchase or otherwise; or (n) any other material contract or agreement.

Stock Purchase Agreement

5.13.       Permits.  Schedule 5.13 sets forth a true and complete list and description of all Permits issued to the Company and used in the conduct of its business.  The Company is in compliance with the terms of such Permits, and all such Permits are in full force and effect.  There is no pending or, to the Company’s Knowledge, threatened termination, expiration or revocation of any such Permits.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will invalidate or adversely affect any such Permits.  Except as set forth on Schedule 5.13, there are no other Permits that are necessary or required for the conduct of the business of the Company.

5.14.       Intellectual Property.

(a)           Schedule 5.14 sets forth, with the application number, application date, registration/issue number, registration/issue date, title or mark, country or other jurisdiction and owner(s), as applicable, a complete and correct list of all the following Intellectual Property:  (i) Patents; (ii) registered Trademarks and applications therefor; (ii) registered Copyrights and applications therefor; and (iv) Internet domain names.  Any and all renewal and maintenance fees, taxes, annuities or other fees payable in respect of the Intellectual Property and due before the Closing have been paid in full through the Closing, and except as set forth on Schedule 5.14, no such fees are due in the two-month period after the Closing.  All actions required to record each owner throughout the entire chain of title of all of the Intellectual Property required to have been listed on Schedule 5.14 with each applicable Governmental Authority up through the Closing Date, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities.

(b)           Except as set forth on Schedule 5.14, (i) the Company owns and possesses all right, title and interest in and to the Intellectual Property, free and clear of all Liens; (ii) the Company has the sole and exclusive right to use the Intellectual Property for the life thereof; (iii) no claim by any Person contesting the validity, enforceability or ownership of any of the Intellectual Property has been made, is currently outstanding or, to the Company’s Knowledge, is threatened and there are no grounds for the same; (iv) no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable; (v) neither the Company nor any Seller has received any notices of, and is not aware of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property; and (vi) the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any Person and neither the Company nor any Seller is aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the business of the Company, nor has the Company or any Seller received any demand or request that the Company license any rights from any Person.

Stock Purchase Agreement

(c)           The Intellectual Property comprises all of the intellectual property rights used in or necessary for the operation of the business of the Company as conducted or proposed to be conducted.  The transactions contemplated by this Agreement and the Ancillary Agreements will have no adverse effect on the Company’s right, title and interest in and to the Intellectual Property.  The Company has taken all necessary action to maintain and protect the Intellectual Property so as to not adversely affect the validity or enforceability of the Intellectual Property.  To the Company’s Knowledge, the owners of any intellectual property licensed to the Company have taken all necessary and desirable action to maintain and protect that portion of the intellectual property subject to such licenses.  Except pursuant to a Contract set forth on Schedule 5.12, the Company has not licensed or otherwise granted any right to any Person under any Intellectual Property owned by the Company or has otherwise agreed not to assert any such Intellectual Property against any Person.

5.15.       Insurance.  Schedule 5.15 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen’s compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Company.  Such policies are in full force and effect, and the Company is not in default under any of them.  No notice of cancellation or termination or non renewal has been received with respect to any such policy.  During the last three years, the Company has not been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to which the Company has applied for insurance or with which the Company has carried insurance.  No event relating to the Company has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums under any of the insurance policies set forth on Schedule 5.15.  The insurance maintained by the Company is sufficient to comply with all applicable Laws and Contracts to which the Company is a party.  No insurance carrier providing insurance to the Company is in receivership, conservatorship, liquidation or similar proceedings, and to the Company’s Knowledge, no such proceeding with respect to any such carrier is imminent.

5.16.       Financial Statements.

(a)           Schedule 5.16(a) sets forth true and complete copies of the unaudited balance sheets of the Company, as a standalone entity, as of December 2009, and the related unaudited statements of income, retained earnings and cash flows for such fiscal years then ended (collectively, the “Financial Statements”).

(b)           The Financial Statements present fairly, in all material respects, the financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the time periods indicated and have been prepared in accordance with GAAP (except as otherwise stated therein) consistently applied throughout the periods indicated and reviewed by the management of the Company.  The Company’s internal controls and procedures are sufficient to ensure that the Financial Statements are accurate in all material respects.  The Financial Statements were derived from the books and records of the Company, which are accurate and complete and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

Stock Purchase Agreement

5.17.       Undisclosed Liabilities.  The Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events entered into by the Seller or the Company, except (a) liabilities reflected in the Financial Statements; (b) liabilities that have arisen after the date of the Financial Statements in the Ordinary Course of Business, none of which relates to (i) breach of Contract, (ii) breach of warranty, (iii) tort, (iv) infringement, (v) violation of Law or (vi) any environmental liability; or (c) as otherwise set forth on Schedule 5.17.

5.18.       Trade Payables.  Except as set forth on Schedule 5.18, the Company has no undisclosed trade payables whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted that will become the responsibility of the Purchaser.

5.19.       Accounts Receivable.  All accounts and notes receivable of the Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by the Company.  The reserve on the Financial Statements against the accounts receivable for bad debts has been calculated in a manner consistent with past practice.  All of the accounts and notes receivable of the Company is, in the aggregate, collectible in full, net of the reserve therefor, in the Ordinary Course of Business.  No counter claims, defenses, offsetting claims or adjustments with respect to the accounts or notes receivable of the Company are pending or threatened.  All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are shareholders or Affiliates of the Company or any Seller.

5.20.       Bank Accounts.  Schedule 5.19 sets forth a true and complete list of the name and address of (a) each bank or financial institution with which the Company has an account or safe deposit box and the name of each Person authorized to draw thereon or have access thereto, and (b) the name of each Person holding a power of attorney on behalf of the Company.

5.21.       Product Liability and Warranty.

(a)           Each product or service sold or otherwise delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against, or recall by, the Company) for replacement or repair of any such products or services or other damages in connection therewith, subject only to the reserve for product and service warranty claims set forth in the Financial Statements.  No product manufactured, sold, leased or delivered, and no service provided, by the Company is subject to any recall or any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service.  Schedule 5.20 sets forth true and complete copies of the standard terms and conditions of sale, lease or service of the Company (containing applicable guaranty, warranty and indemnity provisions).  There have been no recalls of any of the products manufactured, sold, distributed, leased, delivered or provided by the Company and there exists no basis that could result in any such recalls.

Stock Purchase Agreement

(b)           The Company has no liability, and there is no basis for any present or future Action against the Company giving rise to any liability, arising out of any injury to Person or property as a result of the ownership, possession or use of a product or service manufactured, sold, distributed, leased, delivered or provided by the Company.

5.22.       Indebtedness.  Schedule 5.21 sets forth a true and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to the Company.

5.23.       Taxes.

(a)           All Returns required to be filed with any Taxing Authority with respect to the Tax Period by or on behalf of the Company have been filed when due in accordance with all applicable Laws.

(b)           All Returns with respect to the Tax Periods (i) correctly and completely reflect the facts regarding the income, business, assets, operations, activities and status of the Company, (ii) were correct and complete in all respects and (iii) have been prepared in accordance with all applicable Laws.  The Company is not currently a beneficiary of any extension of time within which to file any Return.

(c)           All Taxes owed by the Company (whether or not shown as due and payable on any Return) have been timely paid or withheld and remitted to the appropriate Taxing Authority.

(d)           No Return of the Company with respect to any Tax Period has ever been audited by any Taxing Authority.

(e)           There is no Action now pending or, to the Company’s Knowledge, threatened against or with respect to the Company in respect of any Tax.

(f)           The Company has no Tax liabilities (whether due or to become due) with respect to the income, property and operations of the Company that relate to any Tax Periods, except for Tax liabilities reflected in the Financial Statements or that have arisen after the date of the Financial Statements in the Ordinary Course of Business.

(g)           There are no Liens for Taxes upon any of the assets or properties of the Company, except for Permitted Exceptions.

(h)           The Company has not received notice of any claim by a Taxing Authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction or Taxing Authority.

Stock Purchase Agreement

5.24.       Customers.  Except as set forth on Schedule 5.23, (a) all material customers continue to be customers of the Company and none of such material customers has reduced materially its business with the Company from the levels achieved during the 12-months ended December 31, 2009, and to the Company’s Knowledge, no such reduction will occur; (b) no material customer has terminated its relationship with the Company, or to the Company’s knowledge has threatened to do so; (c) the Company is not involved in any claim, dispute or controversy with any material customer; and (d) the Company is not involved in any claim, dispute or controversy with any of its other customers that, individually or in the aggregate could reasonably be anticipated to have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

5.25.       Disclosure.  Neither the Company nor the Seller has withheld from the Purchaser any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company’s business.  The Company has delivered to the Purchaser a true and complete copy of each document disclosed or required to be disclosed on the Schedules to this Agreement.

5.26.       Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Company or any Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.

VI.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1.         Existence and Good Standing.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Pennsylvania.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Ancillary Agreements.

6.2.         Power.  The Purchaser has the corporate power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the Ancillary Agreements.

6.3.         Validity and Enforceability.  The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements.  This Agreement and each of the Ancillary Agreements to which the Purchaser is a party have been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller or any other party thereto, represent the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to General Enforceability Exceptions.

6.4.         No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will violate or conflict with the Purchaser’s Certificate of Incorporation (or equivalent document) or Bylaws (or equivalent document) or any Law or Order.

Stock Purchase Agreement

6.5.         Consents.  No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

6.6.         Brokers.  No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Seller will become obligated to pay a fee or commission.

6.7          Business.  The Purchaser represents that it will continue to operate the business  of the Company after Closing, and during the Measurement Period in such a manner that is in the ordinary course and  reasonable business practice within the financial services industry.

VII.  TAX MATTERS

7.1.         Returns.  The Purchaser shall prepare (or cause to be prepared) all Returns of the Company that are due with respect to any pre-Closing Tax Period.  Prior to filing a Return, the Purchaser shall provide to the Seller a copy of such Return prepared pursuant to this Section 7.1.  If the Seller has any comments to such Return, then the Seller shall deliver such comments in writing to the Purchaser within 30 days after Seller’s receipt of such Return.  The Purchaser agrees to incorporate all reasonable comments made by the Seller to such Return.  If the Seller does not provide any comments in writing to the Purchaser within the time period specified above, then such Return shall be final, binding and non-appealable by the Seller.  Upon finalization of a Return pursuant to this Section 7.1, the Purchaser shall timely file such Return.  The Seller shall pay all Taxes owed with respect to such Tax Return within 30 days of the Purchaser’s request therefor.

7.2.         Apportionment of Taxes.  For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before January 1, 2010 the Seller shall bear and have sole responsibility.   The portion of Tax, with respect to the income, property or operations of the Company that is attributable to any Tax period that begins as of and after January 1, 2010 the Purchaser shall bear and have sole responsibility.

7.3.         Cooperation; Audits.  In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Tax Periods, the Purchaser and the Company, on the one hand, and the Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  The Seller shall within 30 days of the Purchaser’s request therefor deliver any information required to be reported by the Purchaser or the Company pursuant to Section 6043A of the Code.

Stock Purchase Agreement

7.4.         Certain Controversies.  Notwithstanding Section 10.2, the Purchaser (or the Company after the date hereof), at its sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter that does not relate solely to a Tax Period before the IRS or any other Tax Authority and will have the sole right to extend or waive the statute of limitations with respect to such a Tax Matter and to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Returns and settling audits; provided, however, that the Purchaser (or the Company after the date hereof) will not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the indemnification obligations of the Seller hereunder without the prior written consent of the Seller, which consent may not be unreasonably withheld or delayed.  The Purchaser shall, in good faith, allow the Seller to consult with the Purchaser regarding the conduct of or positions taken in any such proceeding.

7.5.         Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

VIII.  CERTAIN COVENANTS AND AGREEMENTS

8.1.         Pre-Closing Covenants.

(a)           Access to Information.  Until the Closing, the Seller shall, and shall cause the Company and its respective representatives to, (i) afford the Purchaser and its counsel, accountants, lenders and other representatives (collectively, “Purchaser’s Advisors”) full and free access to the Company’s personnel, customers, suppliers, landlords, properties, facilities, offices, contracts, books and records, permits and other documents and data during normal business hours and upon reasonable notice, (ii) furnish the Purchaser and Purchaser’s Advisors with copies of all such contracts, books and records, permits and other existing documents and data as the Purchaser may reasonably request and (iii) furnish the Purchaser and Purchaser’s Advisors with such additional financial, operating and other data and information as the Purchaser may reasonably request.

(b)           Conduct of Business in Normal Course.  The Seller covenants and agrees to (i) use reasonable best efforts to keep the Company’s present business organization intact, (ii) keep available the services of the present officers, employees and agents of the Company, (iii) preserve present relationships and good will with suppliers, customers, landlords, creditors, employees, agents and other Persons having business dealings with the Company, (iv) generally operate the business of the Company in the Ordinary Course of Business, (v) maintain the Company’s books and records in accordance with good business practice and GAAP, (vi) maintain all Permits necessary for the conduct of the Company’s business and (vii) use reasonable efforts to operate the Company in such a manner as to cause the representations and warranties relating to the Company set forth in this Agreement to be true and correct in all material respects as of the Closing.  The Seller covenants and agrees that, except as otherwise expressly contemplated by this Agreement, required by applicable Law or as specifically consented to in writing by the Purchaser, the Seller shall not undertake or permit any action that would (x) require disclosure under Schedule 5.8, (y) result in a breach of the representations and warranties contained in Section 5.8 or (z) likely result in a material adverse effect on the Company’s condition (financial or otherwise), business, assets, properties, liabilities, results of operations or prospects.

Stock Purchase Agreement

(c)           Notification of Certain Matters.  The Seller, on the one hand, and the Purchaser, on the other hand, agree to give prompt notice to the other, within 5 business days, of (i) any circumstance that would likely cause any of such Party’s representations or warranties contained in this Agreement to be untrue or inaccurate, (ii) any failure on such Party’s part to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder and (iii) any circumstance that may make the satisfaction of the conditions in Article IX impossible or unlikely.

(d)           Commercially Reasonable Efforts.  Prior to the Closing Date or the earlier termination of this Agreement, (i) the Parties agree to use all reasonable efforts to obtain the closing deliverables specified in this Agreement necessary to consummate the transactions contemplated hereby, and (ii) the Seller agree, and agree to cause the Company to, use all reasonable efforts to obtain any required consent of the Purchaser’s lenders to the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, by providing the access described in Section 8.1(a) and delivering the items that may be requested pursuant to Section 3.2(p).

8.2.         Post-Closing Covenants.

(a)        Operation of Company. After the Closing, the Purchaser shall have control over the ownership and operations of the Company, provided, however, that, prior to the end of the Measurement Period, Purchaser (a) use its best efforts to operate the Company in a commercially reasonable manner; (b) shall not operate the Company for the purpose of reducing the Purchase Price, (c) shall follow prudent business practices with respect to billing, payments, and management of the Company, (d) shall use its best efforts to maintain client relationships and not terminate client relationships other than for cause; and (d) shall not take any actions which cause clients to terminate their relationship with the Company.

IX.  CONDITIONS TO CLOSING

9.1.         Conditions Precedent to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Seller contained in this Agreement that are not expressly limited or qualified as to the Company’s Knowledge or materiality shall be true and correct in all material respects as if made at and as of the Closing Date, and each of the representations and warranties of the Seller contained in this Agreement that are expressly limited or qualified as to the Company’s Knowledge or materiality shall be true and correct in all respects as if made at and as of the Closing Date (except, in both instances, (i) as a result of any event, circumstance or transaction contemplated by this Agreement or otherwise approved in writing by the Purchaser, and (ii) for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as if made as of such date).

Stock Purchase Agreement

(b)           Covenants Performed.  The Seller and/or the Company shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Seller and/or the Company on or before the Closing Date.

(c)           Compliance Certificate.  The Purchaser shall have received a certificate signed by the Seller certifying as to the matters set forth in Sections 9.1(a) and (b).

(d)           No Injunction, etc.  There will not be any Law or Order of any Governmental Authority prohibiting, delaying or invalidating the transactions contemplated by this Agreement, or any pending or threatened Action by an unrelated third party to such effect or seeking damages from the Purchaser or the Company if the transactions contemplated by this Agreement are completed.

(e)           The Seller’s Closing Deliverables.  The Seller shall deliver or caused to be delivered to the Purchaser the items listed in Section 3.2.

(f)           Material Adverse Effect.  Since the date of this Agreement, there shall have been no change, event or condition of any character (whether or not covered by insurance) that, in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the condition (financial or otherwise), business, assets, properties, liabilities, results of operations or prospects of the Company, and the Purchaser will have received a certificate attesting thereto duly executed by the Seller.

(g)           Due Diligence Investigation.  The Purchaser shall be satisfied in its sole discretion with its due diligence investigation of the Company.

9.2.         Conditions Precedent to the Seller’s Obligations.  The obligations of the Seller to sell the Shares are subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)           Representations and Warranties True.  Each of the representations and warranties of the Purchaser contained in this Agreement that are not expressly limited or qualified as to materiality shall be true and correct in all material respects as if made at and as of the Closing Date, and each of the representations and warranties of the Purchaser contained in this Agreement that are expressly limited or qualified as to materiality shall be true and correct in all respects as if made at and as of the Closing Date (except, in both instances, (i) as a result of any event, circumstance or transaction contemplated by this Agreement or otherwise approved in writing by the Seller, and (ii) for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects as if made as of such date).

(b)           Covenants Performed.  The Purchaser shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Purchaser on or before the Closing Date.

Stock Purchase Agreement

(c)           Compliance Certificate.  The Seller shall have received a certificate signed by an authorized officer of the Purchaser certifying as to the matters set forth in Sections 9.2(a) and (b).

(d)           No Injunction, etc.  There will not be any Law or Order of any Governmental Authority prohibiting, delaying or invalidating the transactions contemplated by this Agreement, or any pending or threatened Action by an unrelated third party to such effect or seeking damages from the Seller if the transactions contemplated by this Agreement are completed.

(e)           Purchaser Closing Deliverables.  The Purchaser shall have delivered or caused to be delivered to the Seller the items listed in Section 3.3.

X.  REMEDIES

10.1.       General Indemnification Obligation.

(a)           Seller’s Indemnification Obligations.  The Seller shall indemnify and hold harmless the Purchaser, the Company and their respective officers, directors, employees, agents and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements (each, a “Loss” and, collectively, the “Losses”) incurred or suffered by any Purchaser Indemnified Party based upon, arising out of, or otherwise in respect of: (i) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement, in each case, determined without regard to any qualification with respect to materiality, material adverse effect or other similar qualification; (ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; or (iii) claims arising in whole or in part out of the operation of the Company prior to the Closing.

(b)           Purchaser’s Indemnification Obligations.  The Purchaser shall indemnify and hold harmless the Seller, its respective officers, directors, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses incurred or suffered by any such Seller Indemnified Party based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement, (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement; or (iii) any claims arising in whole or in part out of the operations of the Company subsequent to the Closing.

10.2.       Notice and Third Party Liability.

(a)           Notice of Asserted Liability.  As soon as is reasonably practicable after Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) has under Section 10.1 that may result in a Loss for which such Party (or, with respect to the Purchaser, any Purchaser Indemnified Party) is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”).  A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.  No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 10.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

Stock Purchase Agreement

(b)           Third Party Claims.  If any Claims Notice identifies a Liability Claim brought by a third party (a “Third Party Claim” and together with the Liability Claims, the “Claims”), then the Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 10 days after receipt of such Claims Notice, to assume and conduct the defense of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages; and (iv) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Third Party Claim in accordance with the limits set forth in this Agreement (the conditions set forth in clauses (i) through (iv) are, collectively, the “Litigation Conditions”).  If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 10.2(b), the Indemnified Party may continue to defend the Third Party Claim.  Notwithstanding the foregoing, if (i) any of the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.  The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have a material adverse effect on the Indemnified Party.  The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party.

10.3.       Survivability; Limitations.

(a)           The representations and warranties of the Seller and the Purchaser contained in this Agreement or in any Ancillary Agreement will survive for a period of 24 months following the Closing (the “Expiration Date”); provided, however, that:

Stock Purchase Agreement

(i)           the Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 5.6 (Compliance with Laws), 5.10 (Employee Benefit Plans) and 5.11 (Environmental) will be the longer of the 5-year anniversary of the Closing or the expiration of the applicable statute of limitations as extended;

(ii)           there will be no Expiration Date for any Claims relating to a breach of or inaccuracy in the representations and warranties set forth in Sections 4.1 (Authority, Validity and Effect), 4.2 (Title to Shares), 4.3 (No Conflict), 4.4 (Consents), 4.6 (Brokers), 4.9 (Investment Representations), 5.1 (Existence and Good Standing), 5.2 (Power), 5.3 (Capitalization of the Company), 5.14(b)(i) (Intellectual Property), 5.17 (Undisclosed Liabilities), 5.21 (Indebtedness), 5.25 (Related Party Transactions) and 5.26 (Brokers); and

(iii)           any Claims pending on any Expiration Date for which notice has been given in accordance with Section 10.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b)           Notwithstanding anything to the contrary contained in this Article X:

(i)           the Seller will not have any liability as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement (other than the Special Representations), until the aggregate amount of all such Losses sustained by the Purchaser Indemnified Parties exceeds $15,000, in which case the Seller will be liable for all such Losses exceeding such amount; and

(ii)           the Purchaser will not have any liability as a result of any breach of or inaccuracy in any of the representations and warranties contained in this Agreement until the aggregate amount of all such Losses sustained by the Seller Indemnified Parties exceeds $15,000, in which case the Purchaser will be liable for all such Losses exceeding such amount.

10.4.       Specific Performance.  Each Party’s obligation under this Agreement is unique.  If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.

10.5.       Exclusive Remedy.  Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article X are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided, however, that this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement.

Stock Purchase Agreement

XI.  MISCELLANEOUS

11.1.       Non-Solicitation and Confidentiality.

(a)           Non-Solicitation.  During the Non-Solicitation Period, the Seller agrees that it shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s), clients, customers, or consultant(s) of the Company to terminate their employment, representation, business, or other association with the Company (however, the foregoing shall not apply to generalized advertisement of employment opportunities and generalized employee searches by headhunters/search firms, in either case not directed in any way at the employees or an employee of the Company), without obtaining written consent of the Company prior to such solicitation or inducement.

(b)           Non-Disclosure.

(i)           Seller will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, use any trade secrets or confidential business and technical information of the Company, or any of its customers or vendors, except for information generally available to the public or where such disclosure is required or requested by legal process, including requests from regulatory authorities.  Such confidential information shall include, without limitation, the Company’s unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.

(ii)           Acknowledgment and Relief.  The Seller acknowledges that its obligations under this Section 11.1 are reasonable in the context of the nature of the business of the Company and the competitive injuries likely to be sustained by the Company if the Seller were to violate such obligations.  Accordingly, the Seller acknowledges and agrees that the remedy at law available to the Company for breach of any of the Seller’s obligations under this Section 11.1 would be inadequate; therefore, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 11.1, without the necessity of proof of actual damage.

(c)       Purchaser Non-Solicitation.  During the Non-Solicitation Period, the Purchaser agrees that it shall not directly or indirectly at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s), consultants, or pension administration clients or customers, of the Company to terminate their employment, representation, business, or other association with the Company (however, the foregoing shall not apply to generalized advertisement of employment opportunities and generalized employee searches by headhunters/search firms, in either case not directed in any way at the employees or an employee of the Company), without obtaining written consent of the Seller prior to such solicitation or inducement.

Stock Purchase Agreement

11.2.       Termination.

(a)           Right to Terminate.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(i)           by mutual written consent of the Purchaser, on the one hand, and the Seller, on the other hand;

(ii)           by the Purchaser, if the Seller has breached or failed to perform in any material respect any of its covenants or agreements under this Agreement required to be performed before the Closing Date, or if any of the representations and warranties of the Seller set forth in this Agreement shall not be true in any material respect;

(iii)           by the Seller, if the Purchaser shall have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement required to be performed before the Closing Date, or if any of the representations and warranties of the Purchaser set forth in this Agreement shall not be true in any material respect;

(iv)           by either the Purchaser or the Seller if the Closing has not occurred by February 26, 2010 other than as a result of any breach of the party attempting such termination, or such other date, if any, as the Purchaser and the Seller may agree in writing;

(v)           by either the Purchaser or the Seller if any Governmental Authority has issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(vi)           by the Purchaser if it is not satisfied in its sole discretion with the results of its due diligence investigation or if it is unable to obtain the consent of its lenders to the transactions contemplated by this Agreement and the Ancillary Agreements.

(vii)      by the Purchaser if it is not satisfied in its sole discretion that all customer and client interests are acceptably transferred by the Seller to the Purchase at Closing.

11.3.       Expenses.  Except as otherwise provided in this Agreement, each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

11.4.       No Assignment.  The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Party.

11.5.       Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

11.6.       Integration, Modification and Waiver.  This Agreement, together with the Exhibits, Schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties.  No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Purchaser.  No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.  No waiver will be binding unless executed in writing by the Party making the waiver.

Stock Purchase Agreement

11.7.       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Any reference to the singular in this Agreement shall also include the plural and vice versa.

11.8.       Severability.  If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

11.9.       Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:

If to the Seller:

National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio  43017
Attention:  John M. Davis
Facsimile No.:  (614) 923-5242
Facsimile No.:

If to the Purchaser:

Network 1 Financial Group
2 Bridge Avenue
Redbank, NJ 07701
Attention:

11.10.     Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law.

Stock Purchase Agreement

11.11.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.

[Remainder of Page Intentionally Blank – Signature Page Follows]

Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ Steven J. Ross
	Name:	Steven J. Ross
	Title:	Chief Executive Officer

NETWORK 1 FINANCIAL GROUP, INC.

By:	/s/ Damon Testaverde
	Name:	Damon Testaverde
	Title:	Managing Director

Stock Purchase Agreement

EXHIBIT A

PROMISSORY NOTE

$550,000	Columbus, Ohio
January 2010

FOR VALUE RECEIVED, Network 1 Financial Group, Inc., a Texas corporation (“Maker”), hereby promises to pay to National Investment Managers Inc., a Florida corporation (the “Holder”), the principal amount of Five Hundred and Fifty Thousand Dollars ($550,000) or such other amount as adjusted pursuant to Section 2.5(b) of that certain Stock Purchase Agreement, dated as of _______January 2010 (the “Purchase Agreement”), by and between Maker and the Holder.  All principal and unpaid interest under this Promissory Note shall be due on or before  [_________ ___, 2012 (“Cutoff Date”).  This Note shall be paid by Maker to Holder in 4 equal installments beginning on the 6 month anniversary of the Closing Date of the Purchase Agreement and payments continuing every 6 months thereafter, until paid in full. Maker further promises to pay to the Holder interest for the period beginning on the date hereof and ending on the Cutoff Date (the “Interest Period”) on the unpaid principal balance from time to time outstanding, as follows:  Interest shall accrue at a rate per annum equal to 6% and shall be computed on the basis of a 360-day year for the actual number of days the unpaid principal amount hereof is outstanding during the Interest Period.  Interest is payable in arrears commencing on [_______ ___, 2010 and continuing on the same day of each year thereafter until this Promissory Note has been paid in full.  During the existence of any Event of Default, a default interest rate will apply to any delinquent balances equal to the prime rate as published in the Wall Street Journal on the date of the Event of Default plus 2%, adjusted monthly based on changes in such prime rate.  Notwithstanding anything contained herein to the contrary, in no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of Ohio.

Principal, interest and other sums payable under this Promissory Note shall be payable in lawful money of the United States of America at 485 Metro Place South, Ste. 275, Dublin, Ohio 43017 or such other address that the Holder may from time to time give written notice to Maker.

The indebtedness evidenced hereby may be prepaid in whole or in part at any time without penalty.

At the option of the Holder, the entire unpaid principal balance of this Promissory Note, together with all accrued interest, shall be immediately due and payable upon the occurrence of any of the following (each, an “Event of Default”):

1.	Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

2.	Admission in writing of Maker’s inability to pay its debts as they mature;

3.	Maker makes any assignment for the benefit of creditors;

Stock Purchase Agreement

4.	Filing by Maker of a voluntary petition in bankruptcy seeking liquidation or reorganization;

5.
Entering against Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated, set aside or otherwise terminated within 60 days of such entry against Maker; or

6.
Maker fails to pay any installment of interest or any other sum payable in accordance with this Promissory Note when due, and such failure is not cured within 30 days of the Holder notifying Maker in writing of such failure.

Upon the occurrence of any Event of Default, Maker will pay to the Holder reasonable attorneys’ fees, court costs and expenses incurred by the Holder in connection with the Holder’s efforts to collect the indebtedness evidenced hereby.

This Promissory Note is unsecured.

All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently during an Event of Default by Maker pursuant to the provisions of this Promissory Note.

This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by Maker and the Holder.

This Promissory Note and all rights and obligations hereunder shall be governed by and construed under the local laws of the State of Ohio without regard to any conflicts of law doctrine and shall be binding upon the successors, endorsees or assigns of Maker and inure to the benefit of the Holder, its successors, endorsees and permitted assigns.  If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Maker and the Holder that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

IN WITNESS WHEREOF, Maker has duly executed this Promissory Note as of the day and year first above written.

NETWORK 1 FINANCIAL GROUP, INC.

By:	/s/ Damon Testaverde
Name:	Damon Testaverde
Title:	Managing Director

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EXHIBIT D

Form of Release

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